EXHIBIT 10.8
Translation
Form of Equity Pledge Agreement
among
Nanning Jetlong Technology Co., Ltd.
[Affiliated Consolidated Entity]
and
[Nominee Shareholder]

Form of Equity Pledge Agreement
This Equity Pledge Agreement (this “Agreement”) is entered into on _________ in Beijing, the People’s Republic of China (the “PRC” or “China”) by and between:

Pledgor:	[Nominee Shareholder] (ID No.: )

Nationality: PRC

Pledgee:	Nanning Jetlong Technology Co., Ltd. (the “Pledgee”)

Registered address: Room 507, Floor 5, Maohong Building, No. 15 Chuangxin West Road, Nanning

Legal Representative: Dang He

Target Company: [Affiliated Consolidated Entity] (“Target Company”)

Registered address:

Legal Representative: [Nominee Shareholder]
Whereas:
(1)	[Affiliated Consolidated Entity] (“Target Company”) is a company registered and established in the PRC with its registered address at , and its shareholders are [Nominee Shareholder]s (collectively, the “Pledgors”);

(2)	The registered capital of the Target Company is Renminbi yuan, of which [Nominee Shareholder] contributed Renminbi yuan representing % of the registered capital, and contributed Renminbi yuan representing % of the registered capital;

(3)	The Pledgee and the Target Company entered into the Exclusive Technology Support Agreement on March 28, 2008, under which the Pledgee agrees to provide a series of technology services and the Target Company agrees to pay relevant technology service fee;

(4)	The Pledgee and the Target Company entered into the Trademark, Domain Name and Trade Name License Agreement on March 28, 2008, under which the Pledgee agrees to license to the Target Company the right to use relevant trademarks, domain names and trade names and the Target Company agrees to pay the relevant license fee for using such trademarks, domain names and trade names.

Therefore, upon friendly negotiation, the parties hereto agree as follows:

Article 1	The right pledged as security hereunder is the equity interest held by each Pledgor in proportion to the registered capital of the Target Company the amount of which is equal to Renminbi one million yuan in aggregate (“Equity Interest”).

Article 2	The obligations secured hereunder include the rentals and related fees and interests for delay payment payable by the Target Company to the Pledgee under the Exclusive Lease and Service Agreement, the Trademark, Domain Name and Trade Name License Agreement and the Exclusive Technology Support Agreement as well as any expense incurred by the Pledgee in exercising its pledge right hereunder.

Article 3	Effectiveness and Term

3.1	The pledge right on the Equity Interest hereunder shall be created when pledge registration is completed with the competent industry and commerce administration authority.

3.2	Subject to approval by a simple majority of all shareholders of the Target Company, this Agreement and the pledge on the Equity Interest hereunder shall become effective on the date when the pledge on corresponding Equity Interest is recorded on the shareholders register of the Target Company and expire two years after the date when all obligations under the Exclusive Lease and Service Agreement, the Trademark, Domain Name and Trade Name License Agreement and the Exclusive Technology Support Agreement (including agreements entered into upon renewal in accordance with such agreements) expire.

3.3	In case the pledge on the Equity Interest hereunder cannot be registered due to any reason of the registration authority, the Pledgee shall still have the right to get preferential payment on the Equity Interest hereunder in accordance with its Right Proof.

Article 4	Each Pledgor, as a shareholder of the Target Company, hereby agrees and represents that, when the Pledgee exercises its pledge right under this Agreement, each Pledgor will waive its right of first refusal on the Equity Interest pledged as security hereunder, respectively.

Article 5	With respect to the pledge interest hereunder, each Pledgor has an unconditional joint security liability to the extent of its respective equity interest in the Target Company.

Article 6	Within 90 working days after execution of this Agreement, the Pledgors shall record the pledge interest hereunder on the shareholders register and provide the Pledgee with a duplicate of such shareholders register representing such recording (“Right Proof”) within three days after completion of such recording.

Article 7	Unless otherwise provided in the Option and Cooperation Agreement entered into by the Pledgors and the Pledgee on March 28, 2008, the Pledgors hereby undertake that, unless mutually agreed by the Pledgors and the Pledgee, during the term of pledge, neither Pledgor may transfer to any third party all or part of its equity interest in the Target Company or create any pledge in any other form, security or other security interest. Any transfer, pledge, security or other security interest without consent of the Pledgee shall be invalid.

Article 8	Exercise of Pledge Right

8.1	During the term of pledge, if the Target Company fails to fully pay to the Pledgor rentals and related fees in accordance with the Exclusive Lease and Service Agreement, the Trademark, Domain Name and Trade Name License Agreement and the Exclusive Technology Support Agreement on a timely basis, the Pledgee shall have the right to dispose of its pledge right in accordance with this Agreement; provided that, the Pledgee shall provide the Pledgors a breach notice when exercising its pledge right.

8.2	Subject to the provision of Section 8.1 above, the Pledgee may exercise its right of disposal towards its pledge right at the same time as delivering such breach notice as required by Section 8.1 or at any time thereafter.

8.3	The Pledgee shall have the right to get preferential payment with the value of all or part of the Equity Interest hereunder or the proceeds resulting from auction or sale of such Equity Interest in compliance with statutory procedures, until all unpaid rentals, related fees and relevant interest under the Exclusive Lease and Service Agreement, the Trademark, Domain Name and Trade Name License Agreement and the Exclusive Technology Support Agreement have been paid off.

8.4	When the Pledgee exercises its pledge right in accordance with this Agreement, the Pledgors may not interrupt but shall cooperate and provide requisite agreements to assist the Pledgee in exercise of its pledge right.

Article 9	Undertakings of Pledgors and Target Company

To ensure the Target Company’s performance under the Exclusive Lease and Service Agreement, the Trademark, Domain Name and Trade Name License Agreement and the Exclusive Technology Support Agreement, as shareholders of the Target Company, the Pledgors make further undertakings to the Pledgee:

9.1	without prior written consent of the Pledgee, the Pledgors will not supplement, modify or amend the articles of association of the Target Company in any way.

9.2	the Pledgors shall ensure that without prior written consent of the Pledgee, the Target Company will not initiate any litigation or arbitration proceeding, or make any settlement with respect to any litigation or arbitration proceeding involving the Target Company.

9.3	without prior written consent of the Pledgee, the Pledgors will not increase or decrease the registered capital or change the shareholding structure or shareholder contribution form of the Target Company.

9.4	the Pledgors shall ensure that the Target Company will continue to exist and operate its business as well as handle its corporate affairs prudently and effectively in accordance with well-recognized financial and commercial standards and practice.

9.5	without prior written consent of the Pledgee, the Pledgors will not, at any time after executing this Agreement, adopt any resolution on any shareholders’ meeting approving to sell, transfer, mortgage or otherwise dispose any asset, business or legal or beneficiary interest on any income of the Target Company or allow to the creation of any other security interest on such asset, business or interest (other than disposal incurred during ordinary or daily course of business).

9.6	each Pledgor hereby agrees and undertakes, unless agreed by the Pledgee in writing in advance or as required herein, not to dispose in any form any equity interest of the Target Company held by it, including without limitation, transfer, pledge or create any claim right of whatsoever kind on such equity interest. The Pledgors further agree and undertake that they will not permit the shareholders’ meeting or the board of directors of the Target Company to adopt any resolution that may have an adverse effect on the Pledgee’s right on the Equity Interest of the Target Company hereunder, including without limitation, transferring, pledging or creating any claim right of whatsoever kind on the Equity Interest.

9.7	the Pledgors undertake that, without prior written consent of the Pledgee, its respective representatives on the board of directors of the Target Company will not pay any dividend or announce any resolution to pay any dividend.

9.8	without prior written consent of the Pledgee, the Pledgors will not take any action that may result in merger or acquisition of any member enterprise of the Confirming Party or liquidation, cease of operation, termination or dissolution of the Confirming Party.

9.9	without prior written consent of the Pledgee, the Pledgors will not adopt any resolution at any shareholders’ meeting to create, inherit, guarantee or approve any indebtedness of the Target Company, other than such indebtedness as incurred during ordinary or daily course of business but not from any borrowing.

9.10	the Pledgors agree that all director positions of the Target Company will be taken by individuals nominated by the Pledgee (or its parent company, Nanning Jetlong Technology Co., Ltd., the same hereinafter) and the Pledgors will cause [Affiliated Consolidated Entity] to appoint individuals nominated by the Pledgee as the General Manager, Financial Controller and other senior officers of the Target Company. Such individuals nominated by the Pledgee in accordance with this section shall satisfy statutory qualifications as directors, general managers, financial controllers and other senior officers provided by applicable laws.

9.11	the Pledgors shall irrevocably authorize each individual designated by the Pledgee to exercise its voting right and any other shareholder’s right held by it in the capacity of shareholder as provided in the articles of association of the Target Company.
To ensure its performance under the Exclusive Lease and Service Agreement, the Trademark, Domain Name and Trade Name License Agreement and the Exclusive Technology Support Agreement, as shareholders of the Target Company, the Target Company makes further undertakings to the Pledgee:

9.12	without prior written consent of the Pledgee, the Target Company may not pay any dividend to its shareholders or sell, transfer, gift, mortgage or otherwise dispose of its assets.

9.13	without prior written consent of the Pledgee, the Target Company may not terminate the Exclusive Lease and Service Agreement, the Trademark, Domain Name and Trade Name License Agreement, the Exclusive Technology Support Agreement and the Option and Cooperation Agreement entered into by it with the Pledgee, nor enter into any other agreement with any company or individual that may have an adverse effect on the implementation of any such agreement with the Pledgee as mentioned above.

9.14	without prior written consent of the Pledgee, the Target Company may not borrow from any third party or secure for any third party, nor bear any liability for any matter beyond ordinary operation of the Target Company.

9.15	without prior written consent of the Pledgee, the Target Company may not merge with or acquire any member enterprise.

9.16	without prior written consent of the Pledgee, the Target Company may not transfer its asset into any account of any other company or individual.

9.17	without prior written consent of the Pledgee, the Target Company may not assist any of its shareholders to transfer in any form the Equity Interest hereunder.

9.18	without prior written consent of the Pledgee, the Target Company may not waive any of its creditor’s right or any right to any interest.

Article 10	In case of failure to comply with any obligation hereunder, the Pledgors shall be liable for compensating all losses incurred by the Pledgee due to its breach of agreement.

Article 11	This Agreement shall be binding on inheritors of the Pledgors.

Article 12	The execution, interpretation and implementation of this Agreement as well as resolution of disputes related to this Agreement shall be governed by laws of the People’s Republic of China.

Article 13	The parties hereto agree that any dispute related to this Agreement shall be resolved through friendly discussion between the parties. If such dispute cannot be resolved through discussion within thirty days after such dispute arises, any party will have the right to submit such dispute for arbitration by the Beijing Commission of China International Economic and Trade Arbitration Commission in accordance with its arbitration rules. The arbitration award shall be final and binding on all parties involved; during such arbitration, except for the matter or obligation in dispute subject to arbitration, both parties shall continue with performance of other obligations provided herein.

Article 14	This Agreement is executed in Chinese with three originals, each of which shall have the same legal effect.
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(Signature Page)
Pledgor:
[Nominee Shareholder]
Pledgee:
Nanning Jetlong Technology Co., Ltd.
Target Company:
[Affiliated Consolidated Entity]